Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Uniroyal Global Engineered Products, Inc. 2015 Stock Option Plan of our report dated March 30, 2015, with respect to the consolidated financial statements as of and for the year ended December 31, 2014 of Uniroyal Global Engineered Products, Inc. (formerly known as Invisa, Inc.) included in its Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

/s/ Frazier & Deeter, LLC

Frazier & Deeter, LLC

Tampa, Florida

September 30, 2015